Putnam Pennsylvania Tax Exempt Income Fund
November 30, 2009 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 Class A	3,156
      Class B	213
      Class C   197

72DD2 Class M	49
      Class Y   28


73A1  Class A	0.181619
      Class B	0.153430
      Class C   0.146952

73A2  Class M	0.169406
      Class Y   0.191623

74U1  Class A	17,965
      Class B	1,313
      Class C   1,767

74U2  Class M	336
      Class Y   189

74V1  Class A	8.98
      Class B	8.97
      Class C   8.99

74V2  Class M	8.99
      Class Y   8.99

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.